Exhibit 10.1

TERMINATION PROTECTION AGREEMENT

This Agreement (“Agreement”) is made this 18th day of December, 2015 between Esterline Technologies Corporation, a Delaware corporation, with its principal offices at 500 108th Avenue N.E., Suite 1500, Bellevue, Washington 98004 (the “Company”) and Roger A. Ross (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) determined it is appropriate to encourage the continued attention and dedication of Company executives to their assigned duties without distraction in circumstances arising from a possible change in control of the Company; and

WHEREAS, the Executive is willing to enter into this Agreement for the purposes and on the terms and conditions described below;

NOW, THEREFORE, the parties agree as follows:

1.Definitions.

1.1“Cause” means: (a) the willful and continued failure by the Executive to substantially perform his or her duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the Executive; or (b) the willful engaging by the Executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

1.2“Change in Control” has the meaning given such term under the Equity Incentive Plan, and also means the occurrence of any of the following events:

(a) an acquisition by any Entity (as defined in the Equity Incentive Plan) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the number of then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, provided, however, that the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company (as defined in the Equity Incentive Plan), or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Change in Control in the Equity Incentive Plan; or

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board.

1.3“Code” means the Internal Revenue Code of 1986, as amended.

1.4“Contract Period” means the twenty-four (24) month period beginning on the Effective Date.

1.5“Disability” means any physical or mental condition for which the Executive would be eligible to receive benefits under the disability insurance provisions of (a) the Social Security Act or (b) the Company’s long-term disability program.

1.6“Effective Date” means the day preceding a Change in Control.

1.7“Equity Incentive Plan” means the Esterline Technologies Corporation 2013 Equity Incentive Plan, as amended from time to time.

1.8“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9“Fringe Benefit Program” means any employee benefit plan, program, or arrangement, including, without limitation, employee benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended, but excluding the Equity Incentive Plan and any other incentive compensation plan.

1.10“Good Reason” means:

(a)A material diminution in the Executive's authority, duties or responsibilities, including, for example, assignment to the Executive of duties materially inconsistent with, or the material reduction of powers or functions associated with, his or her positions, duties, responsibilities and status with the Company immediately prior to the Effective Date, or removal of the Executive from or any failure to re-elect the Executive to any material positions or offices the Executive held immediately prior to the Effective Date, except in connection with the termination of the Executive’s employment by the Company for Cause or for Disability, or a material negative change in the employment relationship such as the failure to maintain a working environment conducive to the performance of the Executives’ duties or the effective exercise of the powers or functions associated with the Executive’s position, responsibilities and status with Company immediately prior to the Effective Date; or

(b)Any action or inaction that constitutes a material breach by the Company of this Agreement; or

(c)The Company’s mandatory transfer of the Executive to another geographic location, without the Executive’s consent, outside of a twenty (20) mile radius from the Executive’s current location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Effective Date; or

(d)Failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor, as provided in Section 6.1.

A termination of employment by the Executive will not be deemed to be "for Good Reason" unless (i) the Executive  provides written notice to the Company of the Good Reason conduct or event within 90 days of its occurrence, (ii) the Company does not cure such conduct or event within 30 days after receiving the notice described in clause (i), and (iii) the Termination Date occurs at least thirty-one (31) days and not more than ninety-one (91) days after the date on which the Company receives the notice described in clause (i).

1.11“Minimum Base Salary” means the Executive’s annual rate of salary on the Effective Date, payable monthly, increased by ten (10)% per annum compounded annually on each anniversary of the Executive’s most recent raise.

1.12“Minimum Total Compensation” means a sum equal to one (1) times the Executive’s annual rate of salary on the Effective Date plus one (1) times the Executive’s target annual incentive compensation on the Effective Date.

1.13“Termination Date” means the effective date of the Executive’s “separation from service” (as that term is defined under Code Section 409A) from the Company.  For purposes of determining whether a "separation from service" under Code Section 409A has occurred, a "separation from service" is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 12-month period (or period of service if less than 12 months).

2.Scope of Agreement.  This Agreement applies with respect to any termination of employment of the Executive that occurs during the Contract Period.  It does not apply to any termination of the Executive’s employment that occurs other than during the Contract Period.  In addition, during the Contract Period, the Company will maintain the equivalent total value of compensation paid to the Executive prior to the Effective Date to include (i) payment to the Executive of a monthly base salary at least equal to the then applicable Minimum Base Salary; (ii) payment to the Executive, within seventy-five (75) days following the end of a fiscal year, of compensation with respect to each such fiscal year ending after the Effective Date in an amount at least equal to the Executive’s target annual incentive compensation;  (iii) a minimum of two (2) annual grants of equity awards of Company common stock or other form of ownership interest with an equivalent market value to the grants made to the Executive during the twelve (12) months immediately preceding the Effective Date; and (iv) no act or omission by the Company, in its capacity as a plan administrator or otherwise, that adversely affects the Executive's participation in any Fringe Benefit Program in effect on the Effective Date, or materially reduces the value of his or her benefits under any such program, including benefits under any Company car allowance and vacation policy.

3.Termination During Contract Period.

3.1General.  During the Contract Period and subject to any employment agreement between the Company and the Executive, the Company will have the right to terminate the Executive’s employment with the Company for any reason or for no reason, and the Executive may terminate his or her employment with the Company for any reason or for no reason.  In the event of any such termination of employment, the Executive will be entitled to such compensation, if any, as provided for in this Agreement.

3.2Without Cause or For Good Reason. In the event the Executive’s employment with the Company is terminated during the Contract Period by the Company without Cause, or by the Executive for Good Reason, then the Executive will be entitled to the compensation and benefits provided in Section 4.

3.3Other Than For Good Reason.  In the event the Executive terminates his or her employment with the Company during the Contract Period for any reason other than for Good Reason, the

Executive will not be entitled to any compensation under this Agreement, other than the Executive’s accrued but unpaid salary and accrued but unused vacation through his or her Termination Date.

3.4For Cause, Disability, or Death. In the event the Executive’s employment with the Company is terminated by the Company during the Contract Period for Cause or for Disability, or if the Executive’s employment with the Company is terminated as the result of the Executive’s death, neither the Executive nor his or her beneficiary, as the case may be, will be entitled to receive any compensation or benefits under this Agreement other than the Executive’s accrued but unpaid salary and accrued but unused vacation through his or her Termination Date.

4.Compensation and Benefits Upon Termination by the Company Without Cause or by the Executive for Good Reason.

4.1If the conditions set forth in Section 3.2 are satisfied, the Executive will be entitled to receive the following compensation and benefits:

(a)a pro rata amount of the Executive’s target annual incentive compensation calculated based on the number of days the Executive was employed during the current fiscal year through the Termination Date;

(b)all other amounts earned by the Executive and unpaid as of the Termination Date, including any accrued but unpaid vacation;

(c)an amount equal to three (3) times the Minimum Total Compensation;

(d)full vesting of all outstanding unvested equity awards held by the Executive as of the Effective Date to the extent such awards were not accelerated into full vesting in connection with the Change in Control;

(e)reimbursement of all legal fees and related expenses as may be incurred by the Executive in seeking to obtain or enforce any right or benefit provided to the Executive by this Agreement, provided (1) the Executive’s claims are determined under Section 8, or by agreement of the parties, to be well-founded in substantial part, and (2) that fees and expenses are reasonable in light of the claims at issue;  and,

(f)an amount equal to the then current monthly COBRA premium rates for the Executive and his qualified dependents, if any, multiplied by the number of months remaining in the Contract Period, and further multiplied by 1.4. The Executive bears administrative responsibility for electing and paying for COBRA continuation benefits, should s/he choose to do so; provided, however, that the Company may unilaterally amend this Section 4.1(f) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries, affiliates or successors, including, without limitation, under Code Section 4980D.

4.2The amounts specified in Sections 4.1(a), (b), (c), and (f) (if applicable), will be payable to the Executive in a lump sum as soon as practicable, but no later than within sixty (60) days of his or her Termination Date.

4.3The amounts specified in Section 4.1(e) will be payable to the Executive only to the extent payment of such amounts would not be subject to tax under Code Section 409A.

4.4Except as specifically provided in this Agreement, the amount of any compensation or benefits provided for in this Agreement will not be subject to mitigation by the Executive.

5. 280G Provisions.  Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the amount payable to the Executive pursuant to this Agreement, alone or together with other payments the Executive has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Code Section 280G, as amended, that are subject to the excise tax imposed by Code Section 4999, such amounts payable hereunder will be reduced (in accordance with Code Section 409A) to the extent necessary, after first applying any similar reduction to payments to be received from any other plan or program sponsored by the Company from which the Executive has a right to receive payments subject to Code Sections 280G and 4999, so that the excise tax imposed by Code Section 4999 does not apply; provided, however, that this payment reduction will take place only if such reduction would provide to the Executive a greater net, after-tax benefit than he or she would receive if such amounts were not subject to such reduction.

6.Successors; Binding Agreement.

6.1The Company will require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  A copy of such assumption and agreement shall be delivered to the Executive promptly after its execution by the successor.  Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall entitle the Executive to terminate his or her employment for Good Reason, as set forth in Section 1.10(d).  As used in this Agreement “Company” shall include any successor to its business and/or assets that executes and delivers the agreement provided for in this Section 6.1 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.2This Agreement is personal to the Executive and the Executive may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to the Executive hereunder, to any other person, except that this Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

7.Modification; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party will not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8.Arbitration of Disputes.

8.1Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity of this Agreement will be settled exclusively and finally by arbitration.  It is specifically understood and agreed that any disagreement, dispute or controversy that cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

8.2The arbitration will be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”).

8.3The arbitral tribunal will consist of one arbitrator.  The parties to the arbitration jointly will directly appoint such arbitrator within 30 days of initiation of the arbitration.  If the parties fail to appoint such arbitrator as provided above, such arbitrator will be appointed by the AAA as provided in the Arbitration Rules and will be a person who (a) maintains his or her principal place of business in the State of Washington; and (b) has had substantial experience in business transactions.  The Company will pay all of the fees, if any, and expenses of such arbitrator.

8.4The arbitration will be conducted in Seattle, Washington or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

8.5At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel will have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness will be presented in written form unless the opposing party or parties will have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

8.6Any decision or award of the arbitral tribunal will be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

8.7The arbitral tribunal will not have any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

9.Payroll and Withholding Taxes.  All payments to be made or benefits to be provided hereunder by the Company will be subject to reduction for any applicable payroll-related or withholding taxes.

10.Compliance with Code Section 409A.

10.1General.  The parties intend that this Agreement and the payments and benefits provided under this Agreement, including, without limitation, those provided pursuant to Section 4, be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits under this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, this Agreement will be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event will the Company or its agents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on the Executive pursuant to Code Section 409A or for any damages incurred by the Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)If the Executive is a “specified employee,” within the meaning of Code Section 409A (a “Specified Employee”), on the Termination Date, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional tax or interest under Code

Section 409A, (i) amounts that would (but for this provision) be payable within six (6) months following the Termination Date shall not be paid to the Executive during such period, but will instead be accumulated and paid to the Executive (or to his estate) in a lump sum on the first business day occurring after the earlier of (A) the date that is six (6) months after the Termination Date, and (B) the date of the Executive’s death, and (ii) benefits that would (but for this provision) have been provided to the Executive within six (6) months following the Termination Date will be made available to the Executive by the Company during such period at the Executive’s expense and the Company will reimburse the Executive (or the Executive’s estate) for such amounts at the time specified in clause (i) above.  Any payments delayed, and any reimbursements due, pursuant to this Section 10.1(a), will be credited with interest for the period commencing on the Executive’s Termination Date (or, if later, the date on which the Executive incurred the expense being reimbursed) and ending on the date payment (or reimbursement, as applicable) of such amounts is made to the Executive based on an annual interest rate equal to the greater of (a) the interest rate used to determine participant interest credits under the Company’s defined benefit cash balance plan for the fiscal year in which the Termination Date occurs and (b) the applicable federal rate appropriate for a six-month loan determined as of the Termination Date.

(b)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments.

(c)With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulation Section 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect), (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.Cooperation.  If the Company or the Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties will attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting the Executive to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement.  Notwithstanding the foregoing, no provision of this Agreement will be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Executive or any other individual to the Company or any of its agents, subsidiaries, affiliates or successors.

12.Notice.  All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice under the Arbitration Rules of an intention to arbitrate) must be in writing and will be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to the Company, to

Esterline Technologies Corporation

500 108th Avenue N.E.

Suite 1500

Bellevue, Washington 98004

Attention: Board of Directors and Secretary

If to the Executive, to

Roger A. Ross

c/o Esterline Technologies Corporation

500 108th Ave NE

Suite 1500

Bellevue, WA 98004

Either party may change its address for purposes of this Section 12 by giving fifteen (15) days’ prior notice to the other party.

13.Severability.  If any term or provision of this Agreement or the application of this Agreement to any person or circumstances is to any extent invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

14.Headings.  The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of this Agreement.

15.Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original.

16.Governing Law. This Agreement will in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to its conflicts of laws principles.

17.Entire Agreement.  This Agreement supersedes any and all other oral or written agreements made relating to the subject matter of this Agreement and constitutes the entire agreement of the parties relating to the subject matter of this Agreement; provided that this Agreement will not supersede or limit or in any way affect (a) the Executive’s rights under the Company’s Equity Incentive Plan, any other incentive compensation plan, or any deferred compensation plan as in effect on the Effective Date or with respect to any awards made pursuant to such plans; (b) any rights the Executive may have under any other company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation and accident and disability plans, programs and arrangements); or (c) the Company’s right to amend or terminate its employee benefit plans in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive /s/ Roger A. Ross

Esterline Technologies Corporation /s/ Curtis C, Reusser By: Curtis C. Reusser Chairman, President & CEO